Exhibit 21

Subsidiaries of MCG Capital Corporation

and Jurisdiction of Incorporation/Organization

MCG Finance I, LLC	Delaware
MCG Finance II, LLC	Delaware
MCG Finance III, LLC	Delaware
MCG Finance IV, LLC	Delaware
MCG Finance V, LLC	Delaware
MCG Finance VI	Delaware
MCG Finance VII, LLC	Delaware
Crystal Media Network, Inc.	Delaware
IH ETC, Inc.	Delaware
IH Sunshine, Inc.	Delaware
MCG Capital Advisory Services, Inc.	Delaware
MCG Credit Corporation	Delaware
MCG IH Holdings, Inc.	Delaware
MCG-Kagan Research, Inc.	Delaware
Solutions Capital GP, LLC	Delaware
Solutions Capital I, LP	Delaware